EMPLOYMENT AGREEMENT

THE AGREEMENT is made as of the 21st day of September, 2009 (the “Effective Date”) by and between Ecology Coatings, Inc., a Nevada corporation (the "Company"), and F. Thomas  Krotine (the "Executive").

WITNESSETH

WHEREAS, the Company is engaged in the business of the developing, producing and selling nanotechnology coatings;

WHEREAS, the Company desires to employ the Executive as its President and Chief Operations Officer;

WHEREAS, the parties desire to memorialize the employment of the Executive in the Agreement.

NOW THISEFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties mutually covenant and agree as follows:

1. Employment.

The Company hereby agrees to employ the Executive as its Chief Operating Officer and the Executive hereby accepts such employment upon the terms and conditions set forth in the Agreement.

2. Duties.

2.1 During the term of the Agreement, the Executive shall diligently perform all services consistent with his position as may be assigned to his by or under the direction of the Board of Directors of the Company and such other members of senior management designated by the Board.  The Executive's duties shall include overall responsibility for the affairs of the Company, legal and SEC compliance and other requirements of a public company.  In the performance of his duties, the Executive shall report to the Board of Directors and the Chief Executive Officer.

2.2 (b)           The Executive shall devote his full working time and attention to the business and affairs of the Company, render such services in a competent and efficient manner, and use his reasonable and appropriate best efforts to faithfully promote the interests of the Company.

3. Term of Employment.

3.1 Term.  The term of employment shall begin upon execution of the Agreement and extend for a period of one (1) year (the "Initial Term").  It shall thereafter be automatically renewed for successive periods of one (1) year, each upon the terms and conditions set forth in the Agreement, unless, at least thirty (30) days prior to such renewal date, either party shall have delivered to the other party written notice of termination of the Agreement.

3.2 Termination Without Cause.  The Company shall have the right to terminate the Executive's employment under the Agreement by written notice to the Executive at any time; provided, however, that, upon such termination without Cause, as such term is defined below, the Company shall pay to Executive the full value of the remaining unpaid compensation owed to the Executive for the balance of the Initial Term, including medical and dental insurance coverage that the Company provides to its other executives.  If the Agreement is terminated without Cause by the Company during the final year of the Initial Term or during any subsequent one-year extension term, a full year's compensation, including medical and dental insurance coverage, shall be due and payable.  The Company shall have no further liability under the Agreement, other than for reimbursement for reasonable business expenses incurred prior to the date of termination.  The Company shall be deemed to have terminated the Executive's employment pursuant to this Section 3.2 if such employment is terminated:  (i) by the Company without Cause; or (ii) by the Executive voluntarily for "Good Reason."  For purposes of the Agreement, "Good Reason" means any breach by the Company of any of the terms or provisions of the Agreement which is not cured within thirty (30) business days of written notice by the Executive.

3.3 Termination for Cause.  The Company may terminate the Agreement and the Executive's employment hereunder immediately upon written notice to the Executive for "Cause" (as hereinafter defined).  For purposes of the Agreement, the term "Cause" shall mean (i) the repeated failure or refusal of the Executive to perform the duties or render the services reasonably assigned to his from time to time by the Board of Directors (except during reasonable vacation periods or sick leave); (ii) the charging or indictment of the Executive in connection with a felony or willful misfeasance or nonfeasance; (iii) the association, directly or indirectly, of the Executive, for his profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company; (iv) the disclosing or using of any material "Confidential Information", "Trade Secrets"  or “Material, Non-Public Information” (as those terms are defined in Section 9) of the Company at any time by the Executive, except as required in connection with his duties to the Company, (v) the breach by the Executive of his fiduciary duty or duty of trust to the Company, including the commission by the Executive of an act of fraud or embezzlement against the Company, (vi) trading, directly or indirectly, in the Company’s securities while in possession of material, non-public information (vii) any other material breach by the Executive of any of the terms or provisions of the Agreement or any other agreement between the Company and the Executive, which other material breach is not cured within thirty (30) business days of notice by the Company; or (vii) any other action by the Executive, which, in the good faith and reasonable determination of all of the members of the Company's Board of Directors, has the effect of materially injuring the reputation or business of the Company.  In which event, notwithstanding any other provision in the Agreement to the contrary, the Executive shall have no further rights or entitlements under the Agreement, the Company shall have no further obligations to the Executive, and the Agreement shall be null and void, provided, however, that the Executive shall be entitled to be receive all unpaid, earned salary, wages and benefits, including accrued vacation pay and reimbursement for reasonable business expenses incurred prior to the date of termination, to the date of termination.  It shall be the Company's burden to show that good "Cause" existed for termination under the Section by clear and convincing evidence, and any failure by the Company to carry the burden shall convert the termination into a termination without "Cause."

4. Compensation.

4.1 Base Salary.  The Company shall initially pay the Executive an annual salary of $65,000 for his services under the Agreement starting November 1, 2009.  Such salary shall be payable semi-monthly, subject to applicable withholding and other taxes and subject to annual adjustment by the Company’s Compensation Committee or its Board of Directors.  For calendar year 2010 and beyond, the Executive’s salary shall be reviewed by the Compensation Committee or the Board of Directors for possible increase.

4.2 Bonus and Other Compensation.  Executive shall be entitled to participate on the same terms as other directors and officers in any applicable bonus, stock option, restricted stock, pension or profit sharing plan, or any other type of plan adopted by the Company for the benefit of its officers, directors and employees.

5. Grant of Stock Options.  The Company will grant an additional 169,000 options to purchase shares of the Company’s common stock at a price per share equal to the closing price of the Company’s stock on the date the Company’s Board of Directors approves this Agreement with vesting as follows:  one-quarter of which shall vest on 6 months, 12 months, 18 months and 24 months from the date of this Agreement.  The Company shall provide in its stock option plan and/or stock option agreements with Executive that all of Executive’s stock options shall vest upon a “Change in Control” of the ownership or composition of the Company’s Board of Directors.

6. Place of Employment.

The Executive's regular place of work shall be 1238 Brittain Rd., Akron, OH  44310, or such other place that it may designate from time to time.  However, if the Company desires to move its office out of such area, or any other area it thereafter designates, the Company shall provide Executive with no less than one (1) year’s time to complete his relocation.  The Company shall pay the Executive's reasonable moving expenses.

7. Executive Benefits.

7.1 Holidays.  The Executive shall be entitled to fifteen (15) paid holidays annually.  The Company will notify the Executive as much in advance as practical with respect to the holiday schedule to be observed by the Company.

7.2 Vacations.  During the term of the Agreement, the Executive shall be entitled to four (4) weeks of paid vacation annually.  The Executive agrees not to utilize vacation and/or compensatory time at a time when to do so could adversely affect the Company's business.

7.3 Personal Insurance Benefits.  The Executive shall be entitled to participate in all medical, dental and hospitalization, group life insurance, and any and all other such plans as are presently and hereafter provided by the Company to its executives.

8. Expenses.

During the term of the Executive's employment hereunder, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actually and necessarily paid or incurred by the Executive in the course of and pursuant to the business of the Company.  The payments will be made within ten (10) days after the Executive provides the Company with an itemized statement of all charges.

9. Confidentiality.

9.1 The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any "Confidential Information" pertaining to the Company or its affiliates.  Any confidential information or data now known or hereafter acquired by the Executive with respect to the Company or its affiliates shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information.  For purposes of the Agreement, the following terms when used in the Agreement have the meanings set forth below:

9.1.1                      "Confidential Information" means confidential data and confidential information relating to business of the Company or its affiliates, including the nano-engineered, ultraviolet curable coatings and technology owned or developed by the Company, (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Company and which the Executive knows or has reason to know has value to the Company or its affiliates and is not generally known to the competitors of the Company.  Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

9.1.2                      "Trade Secrets" means information of the Company or its affiliates including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9.1.3  “Material, Non-Public Information” means financial, business or strategic information that may have a material effect on the Company and which has not been previously publicly disclosed by the Company.  “Material Non-Public Information” includes “Confidential Information” and “Trade Secrets”.

9.2 In addition, during the Initial Term and during the periods described in the last sentence of this Section 9.2, the Executive (i) will receive and hold all Confidential Information and Trade Secrets (collectively, the "Company Information") in trust and in strictest confidence, (ii) will take reasonable steps to protect the Company Information from disclosure and will in no event knowingly or wrongfully take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, and (iii) except as required by the Executive's duties in the course of his employment by the Company, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion.  The provisions of this Section 9 shall survive the termination of the Executive's employment for a period of two (2) years with respect to Confidential Information, and, with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

10. Restrictive Covenants.

10.1 Non-competition.  The Executive agrees that, at all times during the term of the Agreement, any subsequent one-year extension term and for a period of one (1) year after termination of his employment under the Agreement, howsoever brought about, he will not, directly or indirectly, (whether as owner, principal, agent, shareholder, employee, partner, lender, venture with or consultant to any person, firm, partnership, corporation, limited liability company or other entity), whether or not compensation is received:  (i) engage or participate in the development, design and production of nano-engineered, ultraviolet curable coatings which compete with the products of the Company; or (ii) engage or participate in any activity for any business or entity which is or plans to engage in the marketing and sale of any products or services which are under active development or are marketed or sold by the Company, or other business in which the Company is engaged, during the term of the Agreement anywhere in the United States.  In the event that the provisions of the Section 10 ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable laws, then such provisions shall be reformed to the maximum time, geographic or occupational limitations by the applicable laws.

10.2 Non-solicitation of Clients.  The Executive agrees that, during the term of the Agreement, any subsequent one-year extension term, and for a period of one (1) year after termination of his employment under the Agreement, howsoever brought about, he will not directly or indirectly, for himself or for any other person, firm, corporation partnership, association or other entity:  (i) induce any person who is an actual client or a known targeted prospective client of the Company to patronize any competing firm; (ii) canvass, solicit or accept any business relationship from any person who is an actual client or a known targeted prospective client of the Company; (iii) directly or indirectly request or advise any person who is an actual client or a known targeted prospective client of the Company to withdraw, curtail or cancel such business with the Company; or (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the actual clients or known targeted prospective clients of the Company.

10.3 Non-solicitation of Employees.  The Executive agrees that, during the term of the Agreement, any subsequent one-year extension term, and for a period of two (2) years after termination of his employment under the Agreement, howsoever brought about, he will not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any person known by the Executive to be an employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

10.4 Books and Records.  All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of the Company (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the business of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

10.5 No Conflict.  The Executive represents to the Company that his execution and performance of the Agreement does not violate the provisions of any employment, non-competition, confidentiality or other material agreement to which he is a party or by which he is bound.  The Executive also agrees to indemnify and hold harmless the Company from any and all damages and other obligations or liabilities incurred by the Company in connection with any breach of the foregoing representation.

11. Remedies for Breach of Agreement.

In the event of the breach or threatened breach of any provision of the Agreement by either party, the other party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining such breach or threatened breach.  Such remedies shall be in addition to all other remedies available at law or in equity, including the Company's right to recover from the Executive any and all damages that may be sustained as a result of Executive's breach of the Agreement.

12. Intellectual Property.

12.1 Inventions.  Executive hereby assigns and agrees to assign to Company, its subsidiaries, successors and assigns, all intellectual property rights, in all countries of the world, in and to any invention, patent, trademark, copyright, trade secret, confidential information and technology developed, authored, conceived, or reduced to practice solely by the Executive or jointed with others during the term of the Agreement, which is related to Company's present or prospective business interests.  The Executive will, without charge to Company, but at its expense, sign all papers, take all rightful oaths, and do all acts which may be necessary, desirable, or convenient for securing and maintaining intellectual property rights in any and all countries and for vesting title thereto with Company, his successors, assigns, and legal representatives or nominees.

12.2 Prior Inventions.  Executive shall disclose to Company in writing any of his inventions, discoveries and technology that occurred prior to the execution of the Agreement but during his employment with the Company, which inventions, discoveries and technology Executive also hereby assigns to the Company.  The disclosure shall contain sufficient detail to permit Company to evaluate and quantify the scope of Executive's work prior to the date of this Agreement.

13. Miscellaneous.

13.1 Severability.  If any of the provisions of the Agreement shall be invalid or unenforceable, such invalidity shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provisions, and the rights and obligations the Company and the Executive shall be construed and enforced accordingly.

13.2 Notices.  All communications and notices required by or relating to the Agreement shall be deemed to have been duly given upon receipt in writing by the addressee addressed as indicated below:

Ecology Coatings, Inc.                                                                F. Thomas Krotine
Attn: Chairman                                                                Ecology Coatings, Inc.
2701 Cambridge Ct., Suite 100                                                                1238 Brittain Rd.
Auburn Hills, MI 48326                                                                Akron, OH  44310
The address to which notices or communications may be given by either party may be changed by written notice given by such party to the other pursuant to the Article.  The mailing or transmittance of any notice shall be deemed complete upon the mailing or transmission of the notice to the address stated above or any subsequent amended address.

13.3 Law.  The Agreement shall be governed by and construed in accordance with the laws of the State of Michigan in all respects, including matters of construction, validity, and performance.  The parties irrevocably agree that, all actions of proceedings in any way, manner or respect arising out of or from or related to the Agreement shall be litigated only in courts located  in the State of Michigan and hereby consent and submit to the jurisdiction of any local, State, or Federal court located in the State of Michigan.

13.4 Non-Waiver.  No course of dealing or failure of either party to strictly enforce any term, right or condition of the Agreement shall be construed as a waiver of such terms, right or condition.

13.5 Entire Agreement.  The Agreement constitutes the entire Agreement between the parties and may not be modified or amended other than by a written instrument executed by both parties.  All agreements, oral or written, entered into by or on behalf of the parties prior to the Agreement are revoked and superseded hereby.  No representations, warranties, inducements or oral agreements have been made by any of the parties except as expressly set forth herein.

13.6 Assignment.  Any assignment of the Agreement by either party must be approved in writing by the other party and the assignee must agree in writing to be bound by the terms of the Agreement.

IN WITNESS WHEREOF, the foregoing Agreement has been executed by the parties hereto to be effective as of the day and year first above written.

Ecology Coatings, Inc.                                                                                                           Executive

/s/ JB Smith                                                      /s/ F. Thomas Krotine
JB Smith                                                                                                                             F. Thomas Krotine

Its: Board Member